                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement
     [ ] Confidential, for use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [X] Soliciting Material Under Rule 14a-12


                               PENTON MEDIA, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

     [x] No Fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         (4) Proposed maximum aggregate value of transaction:
         (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1) Amount Previously Paid:
         (2) Form, Schedule or Registration Statement No.:
         (3) Filing Party:
         (4) Date Filed:

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[PENTON LOGO]                                                 PENTON MEDIA, INC.
PRESS RELEASE                                          The Penton Media Building
                                                                   1300 E 9th St
                                                         Cleveland, OH 44114 USA
                                                                    216.696.7000
                                                                Fax 216.931.9492
                                                           http://www.penton.com


                                                           FOR IMMEDIATE RELEASE
                                                             CONTACT: Mary Abood
                               VP, Corporate Communications & Investor Relations
                                          216-931-9551 or 216-696-7000 Ext. 9551


PENTON TO ANNOUNCE FOURTH-QUARTER EARNINGS ON MARCH 14

COMPANY TO PROPOSE CORRECTIVE SHARE ACTION FOR JUNE 12 ANNUAL MEETING VOTE; WILL NOT PROPOSE EXTENSION OF SHAREHOLDER RIGHTS AGREEMENT

CLEVELAND, OH - February 18, 2003 - Penton Media, Inc. (NYSE: PME) today announced that it will release its fourth-quarter 2002 earnings before the market opens on March 14, 2003. The Company plans to hold a conference call to discuss the results and its first-quarter 2003 business outlook at 10 a.m. Eastern time that same morning. The call dial-in number is 973-633-1010. A telephone replay of the conference call will be available beginning the afternoon of March 14 until 6 p.m. Eastern time, March 21, by calling 1-402-220-1156 (no access code is necessary). The live call will also be accessible via the Investors section of Penton's Web site, www.penton.com, and will be archived on the site.

Penton also announced that its Board of Directors has voted to propose a reverse stock split for shareholder approval at the Company's annual meeting, set for June 12, 2003. This corrective share action was part of a plan submitted by Penton to the New York Stock Exchange (NYSE) to meet the NYSE $1.00 stock price listing requirement.

Under NYSE rules, if a company determines that, if necessary, it will cure the NYSE $1.00 share price listing condition by taking an action that will require approval of its shareholders, it must obtain shareholder approval by its next annual meeting, and must implement the action promptly. The stock price condition will be cured if Penton's stock price exceeds $1.00 per share promptly following implementation of the action, and remains above $1.00 for at least the following 30 trading days.

Penton's Board also voted not to propose to shareholders an extension of its Shareholder Rights Agreement, and to allow the Rights Agreement to terminate at the close of business on June 12, 2003.

The record date for the Company's annual meeting was set as May 6, 2003.


                                    - more -


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PENTON MEDIA, PAGE 2 OF 2, February 18, 2003


Penton expects to file a proxy statement with the Securities and Exchange Commission and to send the proxy statement to shareholders seeking their approval of a corrective share action. The Company urges investors and shareholders to read the proxy statement carefully when it is available. The proxy statement will contain important information about the action and the other proposals to be brought before the annual meeting on June 12. Investors and shareholders will be able to obtain free copies of the proxy statement, once available, as well as other filings made by the Company with the Commission, through the Web site maintained by the Commission at http://www.sec.gov. Free copies of the proxy statement, once available, may also be obtained by shareholders by directing a request to the Company at: Penton Media, Inc., The Penton Media Building, 1300 East 9th Street, Cleveland, Ohio 44114, Attention:
Corporate Secretary.

Penton Media, its directors, executive officers and certain other members of management and employees may be soliciting proxies from the Company's shareholders in favor of the corrective share action and the other proposals to be brought before the annual meeting on June 12. Information concerning the Company is set forth in its filings with the Commission and information regarding the other participants in the solicitation is set forth in the Company's proxy statement filed by the Company with the Commission on April 30, 2002.

There can be no assurance that Penton will receive the requisite stockholder approval to implement the above noted corrective share action, that the Company will be able to implement the action even if approved by stockholders, that the stock price will exceed $1.00 if the action is implemented and remain over $1.00 for 30 trading days thereafter or that the NYSE won't exercise its authority to delist the Penton common stock prior to or after the annual meeting.


ABOUT PENTON MEDIA
Penton Media (www.penton.com) is a diversified business-to-business media company that produces market-focused magazines, trade shows and conferences, and a broad offering of online media products. Penton's integrated media portfolio serves the following industries: Internet/broadband; information technology; electronics; natural products; food/retail; manufacturing; design/engineering; supply chain; aviation; government/compliance; mechanical systems/construction; and leisure/hospitality.


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